SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                          ----------------------------------


                                       FORM 8-K

                                    CURRENT REPORT

                          PURSUANT TO SECTION 13 OR 15 (d) OF
                          THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): November 27, 1998

                                   ----------


                              IMC MORTGAGE COMPANY
             (Exact name of registrant as specified in its charter)




            Florida                      333-3954                59-3350574
(State or other jurisdiction of  (Commission file number)     (I.R.S. employer
 incorporation or organization)                              identification no.)





       5901 E. Fowler Avenue,
           Tampa, Florida                                              33167
(Address of principal executive offices)                            (Zip code)




       Registrant's telephone number, including area code: (813) 984-2548






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Item 5. Other Events.


               IMC Mortgage Company (the "Company") entered into a non-binding letter of intent (the "Letter of Intent") with Greenwich Street Capital Partners II, L.P. ("GSCP") on November 27, 1998.

               Pursuant to the transaction contemplated by the Letter of Intent, GSCP would invest sufficient additional equity in the Company and arrange for credit facilities to permit the Company to repay in full its existing bank loans and credit facilities, and GSCP would obtain newly issued stock equal to 95% of the total outstanding equity interests of the Company on a diluted basis, leaving the existing common shareholders with 5% of the outstanding equity. No payment would be made to the Company's common shareholders in the proposed transaction, but the Letter of Intent provides for warrants to be issued to the Company's common shareholders on terms not yet negotiated. The Company may continue to seek other buyers without restriction under the Letter of Intent.

               The proposed transaction is subject to a number of conditions, including the negotiation and signing of a definitive agreement, and the operation of the Company in the ordinary course of its business. There is no assurance that a definitive agreement will be executed or that the proposed transaction will be consummated, and the Letter of Intent may be terminated by either GSCP or the Company at any time.

               As previously disclosed, the Company recently entered into intercreditor agreements with each of its major warehouse lenders and its bank lender. Pursuant to these intercreditor agreements, subject to certain conditions, the lenders agreed to take no action with respect to their loan facilities for a period of 45 days. The term of each intercreditor agreement automatically extends for an additional 45 days if, within the initial 45-day period, the Company enters into a letter of intent with a third party relating to a potential change in control of the Company. The Company believes that the Letter of Intent satisfies this condition and that the standstill period with its warehouse and revolving credit lenders now extends to mid-January, 1999. If the proposed transaction with GSCP (or an alternative transaction with a third party) is not consummated by then, the lenders would no longer be subject to the intercreditor agreements and would be free to take action under their lending facilities.

               As previously disclosed, the Company recently entered into a loan agreement (the "Greenwich Loan Agreement") with GSCP and certain of its affiliates (collectively "Greenwich") for a standby revolving credit facility. Pursuant to the Greenwich Loan Agreement, upon maturity of the facility or if the Company enters into a definitive agreement for a transaction that will result in a change in control of the Company, Greenwich may elect to receive (i) repayment of the facility, plus accrued interest and a take-out premium, if any, or (ii) additional preferred stock. The amount of take-out premium is based upon the average outstanding balance of the facility and the time elapsed between the Greenwich Loan Agreement and the date of such definitive agreement or maturity date, as applicable, and ranges from 20% to


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200% of the facility balance.  The amount of additional preferred stock is based upon the time elapsed between the Greenwich Loan Agreement and the date of such definitive agreement or maturity date, as applicable, and ranges from zero to the equivalent of 50% of the common stock of the Company on a fully diluted basis (in addition to the 40% initially received upon provision of the facility).

               Pursuant to the terms of the Greenwich Loan Agreement, if the Company were to enter into a definitive agreement for a change in control between now and mid-January, Greenwich could assert that it is entitled either to increase its equity interests in the Company by 20% (from 40% to 60%) or to require a larger take-out premium. However, if GSCP and the Company consummate the proposed transaction, that transaction will supersede any rights Greenwich might have under the Greenwich Loan Agreement to obtain equity in the Company.

        The foregoing discussion is qualified by reference to the full text of the Letter of Intent, which is attached hereto as Exhibit 10.61 and is incorporated herein by reference in its entirety.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits

         10.61 Letter of Intent dated November 27, 1998 between the Company and GSCP, Inc.





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

                                       SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, IMC Mortgage Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:   December 3, 1998               IMC MORTGAGE COMPANY


                                        By: /s/ Thomas G. Middleton
                                           -------------------------------------
                                        Thomas G. Middleton
                                        President, Chief Operating Officer and
                                        Assistant Secretary


                                        By: /s/ Stuart D. Marvin
                                           -------------------------------------
                                        Stuart D. Marvin
                                        Chief Financial Officer




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